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As filed with the Securities and Exchange Commission on December 21, 2004

Registration No. 333-38298

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ILEX ONCOLOGY, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	74-2699185 (I.R.S. Employer Identification No.)

4545 Horizon Hill Boulevard, San Antonio, Texas
(Address of Principal Executive Offices)

ILEX Oncology, Inc. Employee Stock Purchase Plan
(Full Title of the Plan)

Ronald G. Tefteller
Senior Vice President and General Counsel
ILEX Oncology, Inc.
4545 Horizon Hill Boulevard
San Antonio, Texas 78229
(Name and Address of Agent for Service)

(210) 949-8200
(Telephone Number, Including Area Code, of Agent for Service)

DEREGISTRATION OF UNSOLD SECURITIES

        This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-38298) of the Registrant (the "Registration Statement"), pertaining to the registration of 250,000 shares of the Registrant's common stock, $0.01 par value per share, issuable to participants under the Registrant's Employee Stock Purchase Plan (the "Plan"), which was filed with the Securities and Exchange Commission on June 1, 2000.

        Pursuant to an Agreement and Plan of Merger dated as of February 26, 2004 among Genzyme Corporation, a Massachusetts corporation ("Genzyme"), GLBC Corp., a Delaware corporation and a wholly-owned subsidiary of Genzyme, GLBC LLC, a Delaware limited liability company and a wholly-owned subsidiary of Genzyme, and the Registrant, GLBC Corp. will be merged with and into the Registrant, and the Registrant subsequently will be merged with and into GLBC LLC (the "Mergers"). The closing for the Mergers (the "Closing") has occurred, and the Mergers are scheduled to become effective at 11:59pm on December 20, 2004 pursuant to certificates of merger filed with the Secretary of State of the State of Delaware.

        Effective as of the Closing, the offering pursuant to the Registration Statement has been terminated. Prior to termination, 125,819 of the shares had been issued. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, the Registrant hereby removes from registration the 124,181 shares registered but not sold under the Registration Statement.

SIGNATURE

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on December 20, 2004.

ILEX ONCOLOGY, INC.
By:	/s/ Mark P. Mellin Mark P. Mellin Senior Vice President and Chief Financial Officer

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DEREGISTRATION OF UNSOLD SECURITIES
SIGNATURE